Exhibit 99.1

China Agri-Business Reports Substantial Growth in the Third Quarter

XI'AN, China, Nov. 22, 2010 /PRNewswire-Asia-FirstCall/ -- China Agri-Business, Inc. ("China Agri" or the "Company," OTC: CHBU), a manufacturer and distributor of organic agricultural application products in China, announced its operation results for the three months ended September 30, 2010.

Highlights For Three Months Ended September 30, 2010

•	Total sales increased 471% to $3,530,563 in the third quarter 2010 compared to $617,457 in the third quarter of 2009.

•	Sales of internally made products increased 192% to $1,800,843 compared to $617,457 in the third quarter of 2009

•	Net income increased 261% to $895,984 in the third quarter 2010 compared to $247,818 in the third quarter of 2009

•	Earnings per common share increased to $0.07 in the third quarter 2010compared to $0.02 in the third quarter of 2009

Sales from our direct sales stores amounted to $2,272,144, approximately 64% of total sales in the three months ended September 30, 2010. Sales from our super chain branded stores amounted to $272,963, approximately 8% of total sales in the three months ended September 30, 2010, an increase of $95,643, or 54%, as compared to $177,320 in the same period of 2009. Sales from our traditional sales network amounted to $985,456, an increase of $545,319, or 123%, as compared to $440,137 in the three months ended September 30, 2009.

As of September 30, 2010, the Company has 400 direct sales stores which are controlled and managed directly by the Company, and approximately 100 super chain branded stores. The majority of these direct sales stores and branded stores were located in the Shaanxi Province (local province) and some of these stores were located in the Hunan and Sichuan Provinces.

We believe that our increase in sales resulted from our New Agriculture-Generator" campaign, which was designed to expand our distribution networks and to establish a closer relationship with farmers throughout agricultural cooperatives in the rural areas of China since 2008.

Mr. Liping Deng, Chief Executive Officer, President, and Director of China Agri-Business, Inc., commented, "We succeeded in establishing our own sales channel, which helped us to promote our products and to increase our sales. To continue this great growth momentum, we will next focus on strengthening and consolidating our direct and branded sales stores, further improving the management of those stores while continuing to expand the areas reached by our direct sales stores and to expand our sales networks to other provinces in China."

Financial Highlights

China Agri-Business, Inc.
Balance Sheets Highlights
(Unaudited)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$11,502,054	$9,625,657
Accounts receivable, net	117,387	28,310
Inventory	287,770	138,253
Other receivables	8,071	7,911
Prepaid expenses	11,526	25,396
Total Current Assets	11,926,808	9,825,527
Property, plant and equipment	601,810	337,995
Investment	896,820	879,000
Deferred financing costs	-	72,732
Intangible assets, net	116,108	3,724
Total Assets	$13,541,546	$11,118,978
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$9,405	$8,779
Current portion of convertible notes	-	427,501
Accounts payable and accrued liabilities	412,487	286,128
Due to chief executive officer	500,000	-
Total Current Liabilities	921,892	722,408

Long Term Liabilities
Long-term debt	100,546	105,618
Total Long Term Liabilities	100,546	105,618

Total Liabilities	1,022,438	828,026

Stockholders' Equity
Common stock, 12,958,574 outstanding	12,959	12,959
Additional paid-in capital	4,370,212	4,370,212
Retained earnings	6,689,486	4,708,473
Accumulated other comprehensive income	1,446,451	1,199,308
Total stockholders' equity	12,519,108	10,290,952
Total Liabilities and Stockholders' Equity	$13,541,546	$11,118,978

China Agri -Business, Inc.
Income Highlights
(Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2010	2009	2010	2009

Sales of products	$3,530,563	$617,457	$8,524,078	$1,790,904
Cost of goods sold	2,027,496	184,587	5,137,544	519,481
Gross profit	1,503,067	432,870	3,386,534	1,271,423

Selling, general and administrative expenses	560,961	136,305	1,262,053	519,450
Income from operations	942,106	296,565	2,124,481	751,973
Interest and other income	6,390	6,274	18,584	17,072
Interest expense	(52,512)	(55,021)	(162,052)	(167,410)
Income before income taxes	895,984	247,818	1,981,013	601,635
Income taxes	-	-	-	-
Net income	$895,984	$247,818	$1,981,013	$601,635

Earnings per common share:
Basic	$0.07	$0.02	$0.15	$0.05
Diluted	$0.07	$0.02	$0.15	$0.04

About China Agri-Business, Inc.

China Agri-Business, Inc., through its operating company in China, Shaanxi Xinsheng Centennial Agriculture and Technology Co., Ltd., manufactures and sells non-toxic fertilizer, bactericide, and fungicide products used for farming in China. Crops grown with Xinsheng's products are eligible to qualify for the "AA Green Food" rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the People's Republic of China (however, our products themselves do not bear the "AA green food" designation). The Company's two primary product groups are organic fertilizers (Xinsheng Luyuan brand) and bactericides (Xinsheng Lufeng brand). The Company has a total of five brands and produces more than 50 different applications, including products designed to stimulate plant growth, condition soil, and prevent and cure plant diseases and parasites. The Company has products for a variety of crops, including potatoes, vegetables, cotton, fruit plants, and orchard trees. The products can be used alone or as supplements with other products. The Company's Xinsheng manufacturing facilities are located in Xi'an, Shaanxi province, China. For more information about China Agri, please visit http://www.chinaagri-business.com.

Forward-Looking Statements

This news release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "future," "goal," "hopes," "intends," "may," "objective," "plans," "potential," "scheduled," "seek," "should," or "will" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We caution you that no statements contained in this news release should be construed as a guarantee or assurance of future performance or results or the implementation of our current plans. You should not place undue reliance upon any forward-looking statements. Forward-looking statements involve risks and uncertainties, including those discussed under "Item 1A.  Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other reports we file with the Securities and Exchange Commission ("SEC"). The actual results that we achieve may differ materially from any forward-looking statements due to the effect of such risks and uncertainties. These forward-looking statements are based on current expectations, and, except as required by law, we assume no obligation to update this information whether as a result of new information, future events, or otherwise. You are urged to carefully review and consider the various disclosures made by us in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our other reports we file with the SEC that attempt to advise interested parties of the risks that may affect our business, financial condition, and results of operations.

For more information, please contact:

Michael Segal
Director
Telephone +1 646 623 6999

Mr. Delong Zhou
Chief Financial Officer
Telephone +1 917 825 2997
delongcpa@hotmail.com

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xi'an, Shaanxi, China 710065
Telephone +86 29 6859 6556 or 6557
www.chinaagri-business.com